EXHIBIT 10.2

AMENDMENT OF LNG TERMINAL USE AGREEMENT

This AMENDMENT OF LNG TERMINAL USE AGREEMENT (“Amendment”), dated and effective as of this 15th day of June, 2010 (“Amendment Effective Date”), is made by and between TOTAL GAS & POWER NORTH AMERICA, INC., a Delaware corporation with a place of business at 1201 Louisiana, Suite 1600, Houston, Texas 77002, U.S.A. (“Customer”); and SABINE PASS LNG, L.P., a Delaware limited partnership with a place of business at 700 Milam Street, Suite 800, Houston, Texas, U.S.A. 77002 (“SABINE”). Customer and SABINE may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, SABINE and Customer are parties to that certain LNG TERMINAL USE AGREEMENT dated as of the 2nd day of September 2004, as amended, (“Agreement”), under which SABINE provides LNG terminalling services to Customer at the Sabine Pass Facility; and

WHEREAS, SABINE has entered into an interconnect agreement with Kinder Morgan Louisiana Pipeline, LLC (“KMLP”) and Customer has separately entered into an agreement for firm transportation services on the KMLP pipeline system; and

WHEREAS, SABINE and Customer desire to amend the Agreement to clarify the rights and obligations of the Parties under the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, SABINE and Customer agree as follows:

I

Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given to them in the Agreement.

II

Section 1.17 of the Agreement is hereby deleted in its entirety, and the following Section 1.17 is inserted in lieu thereof:

1.17
“Customer” means TOTAL GAS & POWER NORTH AMERICA, INC. unless and until substituted by an assignee in accordance with Article 17, whereupon such assignee shall become Customer to the extent of such assignment.

III

Section 1.20 of the Agreement is hereby deleted in its entirety, and the following Section 1.20 is inserted in lieu thereof:

1.20
“Customer’s Inventory” means, at any given time, the quantity in MMBTUs that represents LNG and Gas held by SABINE for Customer’s account.  For the avoidance of doubt, Customer’s Inventory shall be determined after deduction of Retainage in accordance with Section 4.2 and reduction of PLC Fuel in accordance with Section 3.3(c)(iii) and (iv).

IV

Section 1.22 of the Agreement is hereby deleted in its entirety, and the following Section 1.22 is inserted in lieu thereof:

1.22
“Delivery Point” or “Delivery Points” means any current and future physical points of interconnection at the Sabine Pass Facility connecting the Sabine Pass Facility and a Downstream Pipeline as nominated by Customer for redelivery of its Gas.  The Delivery Points as of the Amendment Effective Date are: (a) the KMLP Leg 1 Interconnect; (b) the KMLP Leg 2 Interconnect; and (c) the Creole Trail Interconnect.

V

Section 1.24 of the Agreement is hereby deleted in its entirety, and the following Section 1.24 is inserted in lieu thereof:

1.24
“Downstream Pipeline” means all current and future Gas pipelines with a physical connection at the Delivery Point that transport Gas from the Sabine Pass Facility and excludes other pipelines connected to the Downstream Pipeline at locations other than at the Sabine Pass Facility.

VI

Article 1 of the Agreement is further amended by the addition of the following new definitions:

1.95	“Amended Services” shall have the meaning set forth in Section 25.19.

1.96	“Amendment” shall mean the amendment to the Agreement dated the 15th of June of 2010.

1.97	“Amendment Effective Date” shall mean the 15th of June of 2010 date on which the Amendment to the Agreement has become effective.

1.98	“Aggregate Minimum Inventory” shall mean a quantity of LNG equivalent to one million one hundred thousand (1,100,000) MMBTUs.

1.99
“Aggregate Storage Capacity” shall mean the existing maximum LNG storage capacity available to Customer and Other Customers (excluding Heel and Retainage) in the Sabine Pass Facility, expressed in billion Standard Cubic Feet.  As of the Amendment Effective Date, the Aggregate Storage Capacity of the Sabine Pass Facility is equal to sixteen and nine-tenths (16.9) billion Standard Cubic Feet.

1.100	“Creole Trail Interconnect” means the interconnection between the Cheniere Creole Trail pipeline system and the Sabine Pass Facility.

1.101	“Customer Minimum Inventory” shall have the meaning set forth in Section 10.5(a).

1.102	“Customer’s Projected Inventory” shall have the meaning set forth in Section 5.2(b)(i).

1.103	“Customer’s Storage Capacity” shall be equal to six (6) billion Standard Cubic Feet.

1.104	“Daily Records” shall have the meaning set forth in Section 5.2(b).

1.105	“Excess GHV” shall have the meaning set forth in Section 9.8(c).

1.106	“Excess N2” shall have the meaning set forth in Section 5.2(d)(ii)d.

1.107	“Excused PLC Facilities Unavailability Day” shall have the meaning set forth in Section 3.3(c)(v).

1.108	“Gas Day” means a period of twenty-four (24) consecutive hours beginning at 9:00 A.M. Central Time.

1.109
“Heel” shall mean a quantity of LNG required to be maintained by SABINE in the Sabine Pass Facility to allow the provision of Services to Customer and Other Customers.  For the purpose of those calculations set forth in Section 3.3(c)(iii) and 5.2(d)(ii), the aggregate amount of Heel and Retainage shall be limited to one million one hundred thousand (1,100,000) MMBTUs.

1.110
“Heel BOG Selling Price” shall mean the weighted average price of SABINE sales of boil-off Gas quantity from the Heel or Retainage required pursuant to Section 10.5(e), net of transportation costs and SABINE’s actual administrative and other costs incurred by it in connection with the selling of such boil-off Gas quantity.

1.111	“HGHV Nonconforming Gas” shall have the meaning set forth in Section 9.8(a).

1.112	“Implementation Period” shall have the meaning set forth in Section 25.19.

1.113	“Incremental GRR Quantity” shall have the meaning set forth in Section 3.3(c)(v).

1.114	“KMLP” means Kinder Morgan Louisiana Pipeline LLC.

1.115	“KMLP-GHV” shall have the meaning set forth in Section 9.7.

1.116	“KMLP Leg 1 Interconnect” means the interconnection between the Kinder Morgan Louisiana Pipeline and the Sabine Pass Facility (KMLP PIN 44399).

1.117	“KMLP Leg 2 Interconnect” means the interconnection between the Kinder Morgan Louisiana Pipeline and the Sabine Pass Facility (KMLP PIN 44385).

1.118	“Minimum GRR” shall have the meaning set forth in Section 5.2(d)(ii).

1.119	“Minimum GRR Fee” shall have the meaning set forth in Section 3.3(c)(i).

1.120
“Minimum Inventory Cargo Costs” shall mean the costs and expenses incurred by SABINE in purchasing a Cargo in accordance with Section 10.5(d) to restore the Aggregate Minimum Inventory, including the purchase price or other costs of the Cargo, transportation costs, and SABINE’s actual administrative and other costs incurred by it in connection with the purchase of such Cargo.

1.121	“Minimum Inventory Default Quantity” shall have the meaning set forth in Section 10.5(b).

1.122	“Minimum Vaporization Nomination Deficit” shall have the meaning set forth in Section 3.3(c)(iii).

1.123	“Monthly Records” shall have the meaning set forth in Section 5.2(c).

1.124	“PLC Facilities” shall have the meaning set forth in Section 3.3(c).

1.125	“PLC Fuel” shall have the meaning set forth in Section 3.3(c)(iii).

1.126	“PLC Fuel Retainage” shall have the meaning set forth in Section 3.3(c)(iii)

1.127	“PLC Facilities Unavailability Day” shall have the meaning set forth in Section 3.3(c)(v).

1.128	“Preliminary Nomination Notice” shall have the meaning set forth in Section 5.2(d)(i).

1.129	“Primary Right” shall have the meaning set forth in Section 10.1(a)(iv).

1.130	“Transfer Fee” shall have the meaning set forth in Section 3.1(b)(iii)C.

1.131	“Transferor” and “Transferee” shall have the meanings set forth in Section 3.1(b)(iii) A and B as applicable.

VII

Section 2.1 of the Agreement is hereby deleted in its entirety, and the following Section 2.1 is inserted in lieu thereof:

2.1	Services to be provided by SABINE

During the Term and subject to the provisions of this Agreement, SABINE shall, acting as a Reasonable and Prudent Operator, make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth herein:

(a)	access to a berth for LNG Vessels at the Sabine Pass Facility;

(b)	the unloading and receipt of LNG from LNG Vessels at the Receipt Point;

(c)	the Storage of Customer’s Inventory;

(d)	the regasifying of LNG held in Storage;

(e)
the transportation and delivery of such Regasified LNG to the Delivery Point (it being acknowledged that SABINE may, at its option, cause Gas to be redelivered to Customer at the Delivery Point from sources other than Regasified LNG);

(f)	recognize, maintain and administer the record of all LNG and inventory transfers pursuant to Section 3.1(b)(iii);

(g)	the minimization of Minimum GRR pursuant to Section 3.3(c) and Section 5.2(d)(ii); and

(h)	other activities directly related to performance by SABINE of the foregoing, including, metering, custody transfer and reporting.

VIII

A new Section 3.1(b)(ii) and a new Section 3.1(b)(iii) are inserted and Section 3.1(b)(iii) becomes Section 3.1(b)(iv) Redelivery of Gas at Delivery Point:

(ii)           Storage of Customer’s Inventory. SABINE shall cause Customer’s Inventory, net of Retainage, to be held temporarily in Storage until redelivered in accordance with Section 3.1(b)(iv) below;

(iii)           Inventory and LNG Reception Transfers.

A.
Inventory Transfers. Customer has the right to transfer to one or more Other Customers all or a portion of Customer’s Inventory held in storage and to have one or more Other Customers transfer all or a portion of their inventory held in storage to Customer.  For purposes of this Section 3.1(b)(iii)A., the Person who is transferring inventory to another Person shall be referred to as the “Transferor” and the Person to whom inventory is being transferred shall be referred to as the “Transferee”.  The maximum quantity of any such transfer shall be limited such that the Transferee’s inventory does not exceed the Transferee’s storage capacity as a result of such transfer.  Each inventory transfer must be initiated by the Transferor sending notice of the transfer to SABINE via the Sabine Pass Website and must be confirmed by the Transferee sending notice to SABINE via the Sabine Pass Website.  SABINE will recognize each such inventory transfer for purposes of computing Customer’s Inventory and the inventory of the Other Customer participating in the inventory transfer, effective no later than the scheduling deadline of the NAESB cycle following the Transferee’s confirmation of the Transferor’s transfer notice via the Sabine Pass Website.

B.
LNG Reception Transfers. Customer has the right to transfer to one or more Other Customers all or a portion of Customer’s LNG at the Receipt Point and to have one or more Other Customers transfer all or a portion of their LNG at the Receipt Point to Customer.  For purposes of this Section 3.1(b)(iii)B., the Person who is transferring LNG to another Person shall be referred to as the “Transferor” and the Person to whom LNG is being transferred shall be referred to as the “Transferee”.  The maximum quantity of any such transfer shall be limited such that the Transferee’s inventory does not exceed the Transferee’s storage capacity as a result of such transfer.  Each LNG transfer must be initiated by the Transferor sending notice of the transfer to SABINE via the Sabine Pass Website and must be confirmed by the Transferee sending notice to SABINE via the Sabine Pass Website.  During the Implementation Period and for the purposes of Services Quantity administration, inventory transfers at the Receipt Point will be administered as in Section 3.1(b)(iii)A. following the completion of the LNG unloading for the Transferor.  Following the Implementation Period and for the purposes of Services Quantity administration, SABINE will recognize each such LNG transfer for for purposes of computing Customer’s Inventory and the inventory of the Other Customer participating in the LNG transfer, effective as of the time that the quantities of LNG unloaded at the Receipt Point (net of the quantities transferred) would have been credited to the Transferor’s account.  As a consequence of the transfer: (x) the total quantity of LNG transferred at the Receipt Point to the Transferee shall be credited toward the Transferor’s Maximum LNG Reception Quantity (or similar maximum contractual entitlement to receive LNG berthing, unloading and receipt services); (y) Retainage associated with the quantity of LNG transferred shall be deducted from the Transferor’s account, and (z) the increase in Minimum GRR as provided in Section 5.2(d)(ii)c. shall be for the Transferor’s account.

C.
Transfer Fee. Except as provided in Section 10.5, as consideration to SABINE for the recording of each inventory and LNG reception transfer pursuant to this Section 3.1(b)(iii), the Transferor shall pay SABINE a fee (“Transfer Fee”) equal to two cents ($0.02) per MMBTU transferred with a minimum Transfer Fee of ten thousand dollars ($10,000).

D.
Terminal Transfers. SABINE and Customer may also enter into inventory and/or LNG reception transfers, via the Sabine Pass Website, subject to the same terms and conditions as otherwise stated in this Section 3.1(b)(iii) except that no Transfer Fee shall be assessed; and

IX

Section 3.3 of the Agreement is hereby deleted in its entirety, and the following Section 3.3 is inserted in lieu thereof:

3.3	Gas Redelivery

(a)	No Pre-Delivery Right. Except as provided in Section 5.2(d)(iii) on any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer’s Inventory.

(b)
Gas Redelivery Rate.  For purposes of this Agreement, the term “Gas Redelivery Rate” means, subject to the proviso of this Section 3.3(b) and Section 5.2(d), 1,050,000 MMBTU per day or such lesser rate nominated by Customer; provided, however, that at no time shall Customer’s Inventory exceed Customer’s Storage Capacity.

(c)	Minimization of Minimum GRR:

SABINE shall maintain, operate and use all available facilities at the Sabine Pass Facility in an effort to minimize the Minimum GRR for Customer, including all currently available and future acquired pipeline compression facilities as indicated below in (i) and (ii) (“PLC Facilities”).  Customer shall pay SABINE fees for the use of the PLC Facilities consisting of the fixed and variable components as indicated below.

(i)
As part of the PLC Facilities, SABINE has installed a pipeline compressor that enables compression and send-out through the Delivery Point of the Sabine Pass Facility’s boil-off Gas quantity up to a rate of approximately twenty-five thousand (25,000) MMBTU per day.  Commencing on  the Amendment Effective Date, Customer shall pay SABINE a monthly fixed fee for the delivery of its Minimum GRR utilizing the existing PLC Facility in an annual amount equal to three hundred seventy five thousand dollars ($375,000) (“Minimum GRR Fee”) for the remainder of the Initial Term and pro rata thereof for any partial Contract Year.

(ii)
As soon as practicable, SABINE shall procure, install, maintain and operate a second, permanent pipeline compressor with materially similar specifications as the original pipeline compressor described in (i) above to supplement and become part of the PLC Facilities.   When operated in conjunction with the pipeline compressor described in Section 3.3(c)(i), the combined capacity will have the capability of managing the incremental boil-off Gas generated as a result of the unloading of a Cargo under normal operating conditions from an LNG Vessel in accordance with Section 5.2(d)(ii)c. without use of the Sabine Pass Facility’s recondenser and vaporizer facilities.  From the date when the second pipeline compressor is installed and is ready to commence operations, the Minimum GRR Fee payable by Customer to SABINE for the delivery of its Minimum GRR utilizing the PLC Facilities shall increase to the annual amount of seven hundred fifty thousand dollars ($750,000) for the remainder of the Initial Term and pro rata thereof for any partial Contract Year.

(iii)
In addition to the annual fixed fee component described in Sections 3.3(c)(i) or (ii) above, Customer shall pay SABINE a variable component fee equal to Customer’s pro rata share of the fuel expense incurred by SABINE to operate the PLC

Facilities each day (“PLC Fuel”). Such pro-rata share of the fuel expense incurred by SABINE to operate the PLC Facilities shall be based on the amount by which Customer’s and Other Customers’ allocated Gas redelivery quantities are less than their respective pro rata shares of the aggregate Gas redelivery nominations required to manage the boil-off Gas without running the PLC Facilities, that rate being 250,000 MMBTU (“Minimum Vaporization Nomination Deficit”), such pro-rata share to be based on the ratio of Customer’s Minimum Vaporization Nomination Deficit to the aggregate of Customer’s and the Other Customers’ Minimum Vaporization Nomination Deficit.  Customer’s and Other Customers’ respective pro rata shares of the aggregate Gas redelivery nominations required to manage the boil-off Gas without running the PLC Facilities shall be based on the ratio of each of their respective inventories to the aggregate inventory in the Sabine Pass Facility (excluding Heel and Retainage) on such day.  The PLC Fuel shall be assessed as a reduction in Customer’s Inventory (“PLC Fuel Retainage”) recorded, after the Implementation Period, daily, for each day that Customer’s Minimum Vaporization Nomination Deficit is greater than zero (0).  During the Implementation Period, the PLC Fuel Retainage will be recorded at least monthly and administered as an inventory transfer between Customer and SABINE as per Section 3.1(b)(iii).  During the Implementation Period and as soon as practicable, SABINE shall install, maintain and operate meters capable of measuring the quantity of electricity consumed by the PLC Facilities. SABINE shall then determine the PLC Fuel for each Gas Day as the product of: (a) the ratio of the quantity of electricity consumed by the PLC Facilities to the total quantity of electricity being generated by the Sabine Pass Facility Gas turbine generators and; (b) the total quantity of Gas consumed by the Sabine Pass Facility Gas turbine generators.  Whenever the PLC Facilities meters are not available for any reason, SABINE shall perform an estimate of the PLC Fuel based on the mechanical energy considering:

a.	a reasonable estimation of the pipeline compressor thermal and mechanical efficiency;

b.	the ambient air temperature;

c.	the measurements of the discharge and suction pressures of the pipeline compressor at least on a hourly basis; and

d.	a reasonable estimation of the average heat rate of the Sabine Pass Facility gas turbine generators.

(iv)
Notwithstanding the foregoing, if in any month SABINE receives at least seven million five hundred thousand (7,500,000) MMBTU of Customer’s LNG, the PLC Fuel attributable to Customer shall be reduced to zero (0) for the first ten (10) days in the following month on which PLC Fuel would otherwise have been attributable to Customer.  For each one million (1,000,000) MMBTU that SABINE receives above seven million five hundred thousand (7,500,000) MMBTU of Customer’s LNG the PLC Fuel attributable to Customer shall be reduced to zero (0) for an additional two (2) days in the following month.

(v)
A PLC Facilities Unavailability Day (“PLC Facilities Unavailability Day”) shall consist of any day during which: (w) all pipeline compressors comprising the PLC Facilities are unavailable for whatever reason other than events of Force Majeure (except that for purposes of this Section 3.3(c)(v) the definition of Force Majeure shall exclude mechanical breakdown of the PLC Facilities not caused by actions or events external to the PLC Facilities); and (x) as a consequence, Customer’s redelivery nomination has to be increased pursuant to Section 5.2(d)(ii)b. For each PLC Facilities Unavailability Day in a Contract Year beyond a threshold number of such days in that Contract Year determined pursuant to Section 3.3(c)(vi) below (“Excused PLC Facilities Unavailability Days”), SABINE shall calculate a credit that shall be applied in the immediately succeeding monthly payments as a reduction in Customer’s Minimum GRR Fee.  Until the permanent second (2nd) pipeline compressor is in operation pursuant to Section 3.3(c)(ii), such credit shall be equal to the product of one cent ($0.01) multiplied by the Incremental GRR Quantity, thereafter the credit shall be equal to the product of two cents ($0.02) multiplied by the Incremental GRR Quantity.  The Incremental GRR Quantity shall be: (y) for the first PLC Facilities Unavailability Day, the positive difference between Customer’s Minimum GRR for such day calculated by SABINE pursuant to Section 5.2(d)(ii)b. minus Customer’s original redelivery nomination for such day and (z) for each subsequent consecutive PLC Facilities Unavailability Day, if any, the positive difference between Customer’s Minimum GRR for such day calculated by SABINE pursuant to Section 5.2(d)(ii)b. minus the higher of Customer’s redelivery nomination for such day and what would have been Customer’s Minimum GRR for such day calculated pursuant to Section 5.2(d)(ii), had the PLC Facilities been available on such day. In no event shall the credits to Customer in any Contract Year exceed the Minimum GRR Fee.

(vi)
Until the permanent second pipeline compressor is in operation pursuant to Section 3.3(c)(ii), the number of Excused PLC Facilities Unavailability Days shall be eight (8) in each Contract Year or pro rata thereof.  Thereafter, the number of Excused PLC Facilities Unavailability Days shall be four (4) in each Contract Year or pro rata thereof.

(vii)
Notwithstanding the foregoing, whenever Customer is not entitled to receive any credit pursuant to  Section 3.3(c)(v) above, and any of the pipeline compressors comprising the PLC Facilities becomes unavailable for any reason (including Force Majeure) for more than one hundred and eighty (180) consecutive days (provided however that in the event such unavailability of the PLC Facilities is due to a PLC motor failure, such duration shall be extended by a reasonable amount of time to allow for the replacement or repair of the PLC motor based on reasonable industry timelines then in effect for such part), the Minimum GRR Fee shall be: (x) reduced by half (if only one (1) pipeline compressor is unavailable); or (y) suspended (if both pipeline compressors are unavailable), as applicable, on a day-by-day basis until full availability of the pipeline compressor(s). For purposes of this Section 3.3(c)(vii), the Minimum GRR Fee shall be equal to the annual Minimum GRR Fee divided by the number of days in the year.  In no event shall the credits to Customer in any Contract Year exceed the Minimum GRR Fee.

X

Section 4.2 of the Agreement is hereby deleted in its entirety, and the following Section 4.2 is inserted in lieu thereof:

4.2	Retainage

For purposes of this Agreement “Retainage” means a quantity of LNG equal to two percent (2%) of LNG received for Customer’s account at the Receipt Point.

XI

Sections 5.2(b) and 5.2(c) of the Agreement are hereby deleted in their entirety, and the following Sections 5.2(b), 5.2(c) and 5.2(d) are inserted in lieu thereof.

5.2	Gas Delivery Procedure

(b)
Daily Records.  Following the Implementation Period, SABINE shall, on each day by 7:00 a.m. Central Time post on the Sabine Pass Website for access by Customer certain records (“Daily Records”), including the following:

(i)
a projection of Customer’s Inventory as of 9:00 a.m. Central Time on the day of the posting of the Daily Records and as of the commencement of the next succeeding Gas Day based on Customer’s Inventory, scheduled redelivery nominations and PLC Fuel usage (“Customer’s Projected Inventory”);

(ii)
the expected total capacity of the Sabine Pass Facility to vaporize and deliver Gas, as of 9:00 a.m. Central Time on the day following the posting of the Daily Records, determined by SABINE as a Reasonable and Prudent Operator (“Total Vaporization Capacity”);

(iii)	the sum of all Other Customers maximum Gas redelivery rates (or similar maximum daily contractual entitlement to receive Gas at the Delivery Point);

(iv)	Customer’s Minimum GRR determined in accordance with Section 5.2(d)(ii);

(v)	the estimated boil-off Gas quantity for the Gas Day preceding the day of the posting of the Daily Records; and

(vi)
an estimate of the highest Gross Heating Value SABINE anticipates delivering to Customer at any Delivery Point during the next two (2) week period, up to and including the maximum Gross Heating Value specified in Section 10.3(a) as well as SABINE’s estimate of the highest Gross Heating Value of any LNG then in storage.  This Gas redelivery heating value forecast will be based on SABINE’s reasonable estimate of the current heating value of the LNG in storage, Customer’s and Other Customers aggregate redelivery nominations received by SABINE for the next two (2) week period, Customer’s and Other Customers aggregate Cargo receipts for which SABINE has received nominations, and the assumption of redelivering Gas from the LNG in storage with the highest Gross Heating Value on a priority basis.

(c)
Monthly Records.   Following the Implementation Period, SABINE shall, by the 10th day of each month, post on the Sabine Pass Website for access by Customer certain records (“Monthly Records”), including the following:

(i)	the sum of Customer and all Other Customers closing inventory for each day of the previous month;

(ii)	the sum of SABINE’s Retainage and Heel for each day of the previous month;

(iii)	the sum of Customer and all Other Customers allocated Gas redeliveries for each Gas day of the previous month; and

(iv)	SABINE’s estimate of the boil-off Gas quantity for each Gas Day of the previous month.

(d)           Gas Redelivery Nominations.

(i)
Preliminary Gas Nomination.  Commencing on the day before the Commercial Start Date, the Scheduling Representative shall, by 7:30 a.m. each Day, notify to SABINE a preliminary nomination (“Preliminary Nomination Notice”) of the quantities of Gas (including any desired share of Excess Gas) that Customer desires to be delivered to it at the Delivery Point commencing at 9:00 a.m. on the subsequent day.

(ii)
Minimum Gas Redelivery Rate.  Each Gas Day Customer shall be required, and SABINE shall require each Other Customer, to nominate at least a minimum quantity of Gas for redelivery at the Delivery Point (“Minimum GRR”).  On any given day Customer’s Minimum GRR shall be:

a.
Customer’s pro rata share of SABINE’s reasonable estimate of the quantity of boil-off Gas generated at the Sabine Pass Facility on such Gas Day (excluding boiloff Gas associated with the loading or unloading of any LNG vessel other than Customer’s LNG Vessel), such pro rata share to be based on the ratio of Customer’s Inventory to the aggregate inventory in the Sabine Pass Facility on such day (excluding Heel and Retainage).  Each Other Customers pro rata share of the Sabine Pass Facility boil-off Gas quantity shall also be based on the ratio of such Other Customers inventory to the aggregate inventory in the Sabine Pass Facility (excluding Heel and Retainage).  If, on any given day, Customer’s Inventory is less than zero (0), Customer’s Inventory shall be deemed to be zero (0) for the purpose of determining Customer’s Minimum GRR.

b.	In the event that PLC Facilities become unavailable for any reason, SABINE shall as soon as practicable notify Customer’s Scheduling Representative by email and shall make reasonable endeavors to contact Customer’s Scheduling Representative by telephone to inform Customer that the PLC Facilities are unavailable and that its Minimum GRR shall become its pro rata share of the quantity required to manage the boil-off Gas quantity using the Sabine Pass Facility’s vaporization facilities (excluding boil-off Gas associated with the loading or unloading of any LNG vessel other than Customer’s LNG Vessel) until such time that the PLC Facilities are returned to service.  In this event, Customer’s pro rata share shall be based on the ratio of Customer’s Inventory to the aggregate LNG inventory in the Sabine Pass Facility (excluding Heel and Retainage).  SABINE shall cooperate with Customer to adjust Customer’s nomination and to facilitate redelivery and Customer’s receipt of the Minimum GRR.  SABINE shall also notify Customer of the estimated period during which the PLC Facilities will be unavailable and shall update this estimate to Customer on a daily basis.  SABINE shall promptly notify Customer when the PLC Facilities resume service.

c.
In the event that an LNG Vessel is planned to be or has been unloaded on behalf of Customer, Customer’s Minimum GRR shall be the rate set forth in Sections 5.2(d)(ii)a. or 5.2(d)(ii)b. above plus SABINE’s reasonable estimate of the additional Gas redelivery rate sufficient to manage the incremental boil-off Gas quantity generated as a result of unloading the LNG Vessel on behalf of Customer during and after unloading of such LNG.

d.
If, in SABINE’s determination, LNG delivered by Customer to SABINE will, for reasons not attributable to SABINE, result in Gas to be delivered to Customer or Other Customers at the Delivery Point to not conform to the nitrogen content limitation (expressed as a percentage) specified in Section 10.3(b), Customer’s Minimum GRR shall be the rate set forth in Sections 5.2(d)(ii)a. or 5.2(d)(ii)b. above plus SABINE’s reasonable estimate of Customer’s pro rata share of the additional Gas redelivery rate required to ensure that the Gas to be delivered to Customer or Other Customers at the Delivery Point will conform to the nitrogen content limitation specified in Section 10.3(b).  Customer’s  pro rata share of the additional

Gas redelivery rate shall be calculated based on the ratio of: (w) the product of Customer’s Excess N2 and Customer’s Inventory to; (x) the sum of the product of Customer’s Excess N2 and Customer’s Inventory and the product of each Other Customers Excess N2 and each Other Customers inventory. Excess N2 for Customer and each Other Customer shall be determined as the positive difference between: (y) the volumetrically weighted average of SABINE’s estimation of the nitrogen percentage of each of Customer’s and Other Customers individual quantities of LNG received or transferred and remaining in Customer’s and Other Customers inventories; and (z) sixteen hundredths percent (0.16%) (“Excess N2”).

SABINE shall determine a value representing the nitrogen percentage for each of Customer’s and Other Customers individual quantities of LNG received or transferred and remaining in Customer’s and Other Customers Inventories considering:

(i)	the actual nitrogen percentage of each individual remaining quantity of LNG received on the day received at the Receipt Point;

(ii)
the nitrogen percentage of each remaining quantity of LNG transferred pursuant to Section 3.1(b)(iii) on the day of the transfer, calculated as the volumetrically weighted average of the nitrogen percentage of the Transferor’s remaining quantities of LNG received or transferred prior to the transfer date and being transferred;

(iii)
the dates of each remaining quantity of LNG transferred pursuant to Section 3.1(b)(iii), determined as the volumetrically weighted average of the nitrogen percentage of the Transferor’s remaining quantities of LNG received or transferred prior to the transfer date and being transferred;

(iv)
the duration in number of days between the dates each remaining quantity of LNG has been received or the dates as determined pursuant to Section 3.1(b)(iii) above each remaining quantity of LNG has been transferred;

(v)	the estimated actual average nitrogen percentage of the LNG in Sabine Pass Facility;

(vi)
the determination of a nitrogen percentage daily decrease factor that will enable the volumetrically weighted average of the nitrogen  percentage for each of the remaining quantities of LNG received or transferred for the Customer and Other Customers to be equal to the estimated actual average nitrogen percentage of all of the LNG in the Sabine Pass Facility.

For purposes of the calculations and determinations provided above, the LNG shall be deemed to have been redelivered or transferred on a ‘first-in, first-out’ basis.

e.
On any given day Customer’s Minimum GRR shall be reduced to a minimum of zero (0) to the extent that the aggregate of the Other Customers redelivery nominations are in excess of the aggregate of the Other Customers minimum gas redelivery rates, such excess to be allocated to Customer for reduction of Customer’s Minimum GRR based on the ratio of Customer’s Inventory to the aggregate LNG inventory of Customer and all Other Customers whose redelivery nominations are not in excess of their Minimum GRRs.

f.	SABINE will use reasonable endeavors to minimize Customer’s Minimum GRR.

g.	Customer’s Minimum GRR shall be based solely on the quantity of boil-off Gas generated by the Sabine Pass Facility in connection with the provision by SABINE of Services available to Customer.

(iii)
Confirmation of Gas Redelivery Nominations during Cargo Unloading.  For any days when an LNG Vessel unloading is anticipated on behalf of Customer, SABINE shall use reasonable efforts to accept a Gas redelivery nomination in excess of Customer’s Projected Inventory up to Customer’s Gas Redelivery Rate if: (x) SABINE anticipates that such excess quantity will be in SABINE’s possession and control (but not yet considered received and credited to Customer’s Inventory in accordance with Annex I) by the flowing time of the Gas redelivery nomination for such excess quantity; and (y) the Downstream Pipeline will permit SABINE to redeliver less than Customer’s confirmed Gas redelivery nomination if such excess quantity is not in SABINE’s possession and control by the flowing time of the Gas redelivery nomination.  If such excess quantity is not in SABINE’s possession and control by the flowing time of the Gas redelivery nomination, SABINE shall, in its sole discretion, determine the actual quantity of Gas to be redelivered to Customer but such quantity shall not be less than the quantity of Customer’s LNG actually received at the Sabine Pass Facility.  If the Downstream Pipeline will not permit SABINE to redeliver less than Customer’s confirmed Gas redelivery nomination, SABINE shall use reasonable efforts to accept a Gas redelivery nomination in excess of Customer’s Projected Inventory up to Customer’s Gas Redelivery Rate if such excess quantity is in SABINE’s possession and control on or prior to confirmation of Customer’s nomination for such excess quantity on the relevant Downstream Pipeline.

(iv)	Nominations of Excess Gas may only be requested if the Scheduling Representative has stated, in the Preliminary Nomination Notice, a GRR of 1,050,000 MMBTUs per day.

(v)
In the event that on a day SABINE does not receive a Preliminary Nomination Notice on a timely basis, the Scheduling Representative shall be deemed to have nominated a Gas Redelivery Rate equal to the Customer’s Minimum GRR and Section 3.4 shall apply.

XII

Section 8.4(b) of the Agreement is hereby deleted in its entirety, and the following Section 8.4(b) is inserted in lieu thereof:

(b)
LNG Vessel Nomination.  As soon as practicable but no later than the day of departure of the LNG Vessel from the Loading Port (unless the LNG Vessel contains a Cargo acquired or redirected after loading, in which case the deadline shall be as soon as practicable after such acquisition or redirection), Customer shall notify SABINE of the information specified below:

(i)	name of LNG Vessel and, in reasonable detail, the dimensions, specifications, operator, and owner of such LNG Vessel;

(ii)	name of Loading Port;

(iii)	expected departure date of LNG Vessel from Loading Port;

(iv)	estimated arrival date at the Sabine Pass Facility; and

(v)	any changes in the Expected Receipt Quantity since Customer’s prior notice.

XIII

Section 8.5(a) of the Agreement is hereby deleted in its entirety, and the following Section 8.5(a) is inserted in lieu thereof:

(a)
Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by SABINE under Section 7.1(b)(iii), the Master of an LNG Vessel or its agent may give to SABINE its notice of readiness (“NOR”) to unload (berth or no berth) upon arrival of such LNG Vessel at the specific location off the Sabine Pass Facility at which Pilots customarily board the LNG Vessel (such location referred to as the “Pilot Boarding Station”).

XIV

New Section 9.7 and Section 9.8 are added to the Agreement as follows:

9.7	LNG GHV at Receipt Point and Gas GHV at KMLP Delivery Point

If Customer delivers a Cargo to the Sabine Pass Facility that has an average Gross Heating Value that conforms to the then-effective Gross Heating Value specifications of KMLP (“KMLP-GHV”), SABINE shall exercise reasonable efforts to deliver Gas to Customer at the Delivery Point with a Gross Heating Value that conforms to the KMLP-GHV provided that: (i) as determined at SABINE’s sole discretion, such efforts would not result in the adverse impact or reduction of Services to Other Customers; and (ii) SABINE shall have no obligation to redeliver Gas that conforms to the KMLP-GHV if the in-tank retention time of LNG unloaded by Customer is reasonably estimated by SABINE to be sufficient to cause the Customer delivered LNG Gross Heating Value to exceed the KMLP-GHV.

9.8	Weathered Inventory Gross Heating Value

(a)
Expected Nonconforming Gas due to High Gross Heating Value. Notwithstanding the provisions in Section 9.4 and Section 9.5, if at any time and for reasons not attributable to SABINE, SABINE expects, after taking into account the expected Gas redelivery nominations and the expected dates of unloading of LNG Vessels for Customer and Other Customers, that due to boil-off, within the next forty (40), days a portion or all of the LNG held in storage in the Sabine Pass Facility will, when vaporized, produce Nonconforming Gas but only due to its high Gross Heating Value (“HGHV Nonconforming Gas”), then SABINE shall as soon as reasonably practicable provide notice to Customer and Other Customers, such notice to include the quantity and current Gross Heating Value of the LNG expected to produce HGHV Nonconforming Gas.

(b)
SABINE’s Right to Cure. If at the end of the thirty (30) day period following the date of SABINE’s notice pursuant to Section 9.8(a) above, Customer and/or Other Customers have failed to arrange to cure the expected HGHV Nonconforming Gas, SABINE shall have the right to make arrangements to cure the expected HGHV Nonconforming Gas by any and all means including arranging for the procurement of a Cargo at commercially reasonable prices. Customer shall indemnify and reimburse SABINE from and against Customer’s pro-rata share of the costs (other than capital costs) associated with the expected HGHV Nonconforming Gas cure arranged by SABINE.

(c)
Allocation. Customer’s pro-rata share of the cost of the Nonconforming Gas cure shall be calculated based on the ratio of: (w) the product of Customer’s Excess GHV and Customer’s Inventory to; (x) the sum of the product of Customer’s Excess GHV and Customer’s Inventory and the product of each Other Customers’ GHV and each Other Customers’ inventory.  Customer’s Inventory and Other Customers inventories shall be determined as of the thirty-first (31st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a).  Excess GHV for Customer and for each Other Customer shall be determined as the positive difference between: (y) the volumetrically weighted average of SABINE’s estimation of the Gross Heating Value calculated as of the seventy first (71st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a) of each of Customer’s and Other Customers quantities of LNG received or transferred and remaining in Customer’s and each Other Customers inventories; and (z) one thousand one hundred and sixty five (1165) BTU per Standard Cubic Foot  (“Excess GHV”).

(d)
Excess GHV Determination. SABINE shall determine a value representing the Gross Heating Value on the seventy-first (71st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a) for each of Customer’s and Other Customers individual quantities of LNG received or transferred and remaining in Customer’s and Other Customers inventories considering:

(i)	the actual Gross Heating Value of each individual remaining quantity of LNG received, on the day received at the Receipt Point;

(ii)	the Gross Heating Value of each remaining quantity of LNG transferred pursuant to Section 3.1(b)(iii), calculated as the volumetrically weighted average of the Gross Heating Value of the Transferor’s remaining quantities of LNG received or transferred prior to the transfer date and contributing to the LNG transfer;

(iii)
the date of each remaining quantity of LNG transferred pursuant to Section 3.1(b)(iii), determined as the volumetrically weighted average of the dates of the Transferor’s remaining quantities of LNG received or transferred prior to the transfer date and contributing to the LNG transfer;

(iv)
the duration in number of days between the dates each remaining quantity of LNG has been received or the dates as determined pursuant to Section 9.8(d)(iii) above for any remaining  quantity of LNG transferred and the seventy-first (71st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a);

(v)	the expected average Gross Heating Value of all LNG in Sabine Pass Facility on the seventy-first (71st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a); and

(vi)
the determination of a Gross Heating Value daily increase factor that will result in the volumetrically weighted average of the Gross Heating Value estimated on the seventy-first (71st) day following the date of SABINE’s notice sent pursuant to Section 9.8(a) of the remaining quantities of LNG received or transferred for the Customer and Other Customers to be equal to the expected average Gross Heating Value of all LNG in Sabine Pass Facility as determined in the preceding Section.

For purposes of the calculations and determinations provided above, the LNG shall be deemed to have been redelivered or transferred on a ‘first-in, first-out’ basis.

XV

Section 10.1(a) of the Agreement is hereby deleted in its entirety, and the following Section 10.1(a) is inserted in lieu thereof:

(a)	Delivery Point.

(i)
Subject to Section 3.3, the quantity of Gas nominated by Customer for any day pursuant to Section 5.2 shall be delivered at the Delivery Point nominated by Customer. Customer may nominate quantities of Gas from Customer’s Inventory for delivery at one or more Delivery Points on a given day; provided, however, that the aggregate of such nominations by Customer shall not exceed the Gas Redelivery Rate (plus any Excess Gas and/or any Make-Up Quantity).  Except as provided below, the KMLP Leg 1 Interconnect and the KMLP Leg 2 Interconnect shall be operated at one common variable pressure and as a single Delivery Point.

(ii)
If on any given day the total Gas redelivery nominations of Customer and Other Customers require SABINE to deliver Gas to both the KMLP Leg 1 Interconnect and the KMLP Leg 2 Interconnect at different pressures, SABINE shall deliver the nominated quantities so long as: (a) such operations, in SABINE’s sole discretion, will not impede SABINE’s ability to fulfill its contractual obligations to Other Customers; and (b) Customer and SABINE agree to the quantity of LNG to be reimbursed to SABINE by Customer pursuant to the following sentence prior to delivery of the nominated quantities.  Customer shall reimburse SABINE for any additional fuel expense incurred by SABINE in delivering such nominated quantities in the form of a no-fee transfer, as per Section 3.1(b)(iii)D, of LNG from Customer’s Inventory to SABINE in the quantity agreed to as provided in the foregoing sentence.

(iii)
SABINE shall deliver the quantities of Gas nominated by Customer at each Delivery Point, subject to confirmation by the Downstream Pipelines of Customer’s nomination and scheduling of Gas in accordance with Section 10.2(a).

(iv)	Customer has an equal primary right of nomination and scheduling with Chevron U.S.A. Inc. (“Primary Right”) at the KMLP Leg 1 Interconnect and at the KMLP Leg 2 Interconnect.

XVI

A new Section 10.5 is added to the Agreement as follows:

10.5	Minimum Inventory

(a)
Customer Minimum Inventory.  Subject to further provisions of this Section 10.5, Customer shall maintain Customer’s Inventory of not less than a quantity calculated as the Aggregate Minimum Inventory multiplied by the ratio of the Customer’s Storage Capacity over the Aggregate Storage Capacity (“CustomerMinimum Inventory”).  SABINE shall require that each Other Customer maintain its pro rata share of Aggregate Minimum Inventory on the same terms and conditions that are applicable to Customer under this Section 10.5.

(b)
Minimum Inventory Default Quantity.  Whenever Customer’s Inventory falls below the Customer Minimum Inventory, SABINE shall provide timely notice to Customer.  Whenever Customer’s Inventory remains below Customer Minimum Inventory for more than forty (40) consecutive days, SABINE shall start accounting and keeping record of the cumulative amount of the daily difference between the Customer Minimum Inventory and Customer’s Inventory (“Minimum Inventory Default Quantity”).  If, on any given day, Customer’s Inventory is less than zero (0), Customer’s Inventory shall be deemed to be zero (0) for the purpose of determining Customer’s Minimum Inventory Default Quantity.  At any time Customer’s Inventory is less than three (3) times Customer’s Minimum Inventory, Customer shall have the right to receive up to one million five hundred thousand (1,500,000) MMBTUs of additional inventory via an inventory or LNG reception transfer from an Other Customer at no Transfer Fee.  Customer shall be entitled to two (2) such no-fee transfers in any one (1) calendar year.  SABINE shall report to Customer on a monthly basis the Minimum Inventory Default Quantity of Customer and each Other Customer.

(c)
Aggregate Minimum Inventory Default.  Notwithstanding Section 10.5(b) above, whenever the sum of Customer’s Inventory and Other Customers’ Inventories falls below the Aggregate Minimum Inventory and in the reasonable opinion of SABINE there is a material risk, after taking into account the expected dates of unloading of LNG Vessels, and the risk of delay or interruption to any such unloading, that the total quantity of LNG in the Sabine Pass Facility to be held in Customer’s Inventory and Other Customers’ Inventories will be lower than the Aggregate Minimum Inventory during the succeeding forty (40) days, SABINE shall provide timely notice to Customer and all Other Customers.

(d)
Cargo Procurement.  If at the end of the thirty (30) day period following the receipt of SABINE’s notice pursuant to Section 10.5(c) above, Customer and/or Other Customers have failed to arrange for delivery of a Cargo to the Sabine Pass Facility in the coming ten (10) days to ensure that there will be LNG at least equal to the Aggregate Minimum Inventory, SABINE shall have the right to procure a Cargo using good faith efforts to obtain commercially reasonable prices, in order to restore the Aggregate Minimum Inventory. Customer shall indemnify and reimburse SABINE from and against Customer’s pro rata share of the Minimum Inventory Cargo Costs associated with the acquisition of such Cargo. Customer’s pro rata share of the Minimum Inventory Cargo Costs shall be calculated as the ratio of Customer’s Minimum Inventory Default Quantity to the sum of Customer’s and Other Customers’ Minimum Inventory Default Quantities as of the date of delivery of such Cargo.  If, at such time and for any reason, the Minimum Inventory Default Quantities of Customer and all of the Other Customers is zero (0), Customer’s pro rata share of the Minimum Inventory Cargo Costs shall be calculated at the ratio of Customer’s Storage Capacity to the Aggregate Storage Capacity.  Upon payment by Customer of all amounts for which it is liable under this Section 10.5(d), Customer shall be entitled to have its share of the Cargo acquired by SABINE (using the same allocation methodology as for the Minimum Inventory Cargo Costs) credited without charge to Customer’s Inventory, net of Retainage.  Upon Customer’s payment to SABINE of its pro rata share of the Minimum Inventory Cargo Costs, the Customer Minimum Inventory Default Quantity, if any, shall be reset at zero (0). The liability of Customer and Other Customers towards SABINE under this Section 10.5(d) shall be several and not joint and shall be limited in the manner set forth in this Section 10.5.  In the event that SABINE acquires a Cargo pursuant to this Section 10.5(d) and on the date of delivery of such Cargo Customer’s Minimum Default Quantity is zero (0), Customer shall nonetheless have the option to acquire and have credited to Customer’s Inventory up to twenty-five percent (25%) of such Cargo upon payment to SABINE of a percentage of the Minimum Inventory Cargo Costs equivalent to the percentage of the Cargo Customer elects to acquire.  In the event that Customer exercises such right, the Other Customers share of such Cargo and associated Minimum Inventory Cargo Costs shall be reduced pro rata (using the same allocation methodology as for the Minimum Inventory Cargo Costs) to reflect the portion of the Cargo acquired by Customer and the portion of the Minimum Inventory Cargo Costs borne by Customer.

(e)
Sale of BOG from Heel or Retainage.  At any time during which and for as long as Customer’s and Other Customers’ Inventories are jointly zero (0), SABINE shall nominate and sell the boil-off Gas quantity from the Heel or Retainage.  If, pursuant to the preceding sentence, SABINE sells any Heel or Retainage, Customer shall have the obligation on the day following the credit of any LNG to Customer’s Inventory to sell at the Heel BOG Selling Price (“Heel BOG Selling Price”) and transfer to SABINE a quantity of LNG equal to the Customer’s pro rata share of Heel or Retainage sold by SABINE.  Customer’s pro rata share of Heel or Retainage sold shall be calculated as the ratio of Customer’s Minimum Inventory Default Quantity to the sum of Customer’s and Other Customers’ Minimum Inventory Default Quantities as of the day immediately prior to the delivery of the Cargo pursuant to Section 10.5(d) above.

(g)	Successors and Assignees. Any successor or assignee of Customer or any Other Customer shall remain liable for any Minimum Inventory Default Quantity as accounted for by SABINE.

XVII

Section 11.1 is hereby deleted in its entirety, and the following Section 11.1 is inserted in lieu thereof:

11.1	Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, SABINE shall deliver to Customer a statement setting forth the following:

(a)           the Fixed Component for the following month;

(b)           the FOC Component for the following month;

(c)	the monthly portion of the Minimum GRR Fee net of any applicable credits for the following month;

(d)           the Incremental Costs, if any, for the prior month;

(e)           any charges under Section 3.1(b)(iii)C. for the prior month;

(f)           any charges under Section 4.3 for the prior month; and

(g)           any charges under Section 10.5(d) for the prior month.

In addition, the first sentence in Section 11.3(b) is hereby deleted in its entirety and the following sentences are inserted in lieu thereof:

Audit.  Upon thirty (30) days written notice issued within six (6) months of the conclusion of any Contract Year, Customer shall have the right to cause an internationally recognized firm of accountants, appointed by Customer at Customer’s sole expense, to audit the books, records and accounts of SABINE that are directly relevant to the determination of SABINE Taxes and New Regulatory Costs, LNG receipts and Gas deliveries for such prior Contract Year, as provided in statements issued to Customer pursuant to this Article 11.  Customer shall have the right to have its technical experts, at Customer’s sole expense, to audit the books, records and accounts of SABINE that are directly relevant to the determination of PLC Fuel Retainage, any amounts claimed by SABINE under Section 9.8(b) or Section 10.5 for such prior Contract Year, as provided in statements issued to Customer pursuant to this Article 11.

XVII

A new Section 25.19 is added to the Agreement as follows:

25.19	Implementation Period

During the period beginning with the Amendment Effective Date and ending when all modification to the Sabine Pass Website and other Sabine Pass Facility processes and equipment necessary to facilitate the generation, gathering, and transfer of information between Customer and SABINE regarding the information, rights and obligations associated with the Amendment, the (“Amended Services”) have been fully implemented, (“Implementation Period”) SABINE will generate and gather the necessary information regarding the Amended Services in a prudent and practical manner and Customer and SABINE will exchange information regarding the Amended Services on an as needed basis by email and other means to facilitate the Amended Services.

XVIII

Annex I, Annex II and Exhibit C are hereby deleted in entirety, and a new Annex I, Annex II and Exhibit C are attached hereto in lieu thereof.

All provisions of the Agreement not specifically amended hereby shall remain in full force and effect.

Signatures on next page

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and signed by its duly authorized officer as of the Amendment Effective Date.

SABINE PASS LNG, L.P.		TOTAL GAS & POWER NORTH AMERICA,
INC.
By: Sabine Pass LNG-GP, Inc.
its general partner
By:	/s/ R. Keith Teague	By:	/s/ Bruce E. Henderson
Name:	R. Keith Teague	Name:	Bruce E. Henderson
Title:	President	Title:	President & General Manager